Exhibit 21.1

UNIFI, INC.

SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation or Organization	Unifi Percentage of Voting Securities Owned
Unifi Switzerland GmbH (“USG”)	Switzerland	100% - Unifi, Inc.

Unifi Holding 1, BV (“UH1”)	Netherlands	100% - USG

Unifi Holding 2, BV (“UH2”)	Netherlands	100% - UH1

Unifi Holding 3, BV	Netherlands	100% - UH2

Unifi Central America Holding, SRL (“UCAH”)	Barbados	100% - UH2

Unifi Textiles Holding, SRL (“UTH”)	Barbados	100% - UH2

Unifi do Brasil, Ltda.	Brazil	99.99% - UH1 .01% - UMI

Unifi Manufacturing, Inc. (“UMI”)	North Carolina	100% - Unifi, Inc.

Unifi Textured Polyester, LLC	North Carolina	100% - UMI

Unifi Kinston, LLC	North Carolina	100% - UMI

Unifi Sales & Distribution, Inc.	North Carolina	100% - Unifi, Inc.

Unimatrix Americas, LLC	North Carolina	100% - UMI

Unifi Latin America, S.A.S.	Colombia	100% - USG

See4 Process Improvement Solutions, LLC	North Carolina	100% - UMI

Unifi Textiles (Suzhou) Co. Ltd.	P.R. China	100% - UTH

Unifi Central America, Ltda. de CV	El Salvador	99% - UCAH 1% - UH2

Unifi Textiles Colombo (Private) Limited	Sri Lanka	100% - USG

Unifi Holding Asia, B.V. (“UHA”)	Netherlands	100% - Unifi, Inc.

Unifi Asia Pacific (Hong Kong) Company Limited (“UAP”)	Hong Kong	100% - UHA

Unifi Vietnam Company Limited	Vietnam	100% - UAP